Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces First Quarter 2008 Financial Results and
Quarterly Cash Dividend, Earnings Up 18% Over Prior Year
NORTH ANDOVER, MA, — (MARKET WIRE) – April 24, 2008 – LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced first quarter 2008 net income of $916,000, or $0.20 per diluted share, as compared to net income of $764,000, or $0.17 per diluted share, for the first quarter of 2007. The improved results in the first quarter 2008 represent an increase of 20% in net income and an increase of 18% in diluted earnings per share over the same period in 2007.
The largest factors in the improvement of quarterly results for 2008 were the 21% growth in total assets since March 31, 2007, the corresponding increase in net interest income of $115,000, an increase of $140,000 in other non-interest income, and a reduction of non-interest expenses resulting from continuing cost saving measures that have an ongoing impact. The largest contributor to the improvement in other non-interest income in the first quarter of 2008 was the increase in the cash surrender values of the bank-owned life insurance assets purchased in June 2007. These factors offset the effects of the decline in the Company’s net interest margin.
The Company recorded a provision for loan losses of $105,000 in the first quarter of 2008 as compared to $60,000 recorded for the first quarter of 2007. The increase in the provision for loan losses in 2008 is due to the continued, sustained corporate loan growth rather than any meaningful credit quality deterioration.
The Company’s net interest margin decreased to 2.52% for the first quarter of 2008 from 2.88% for the first quarter of 2007 and 2.58% in the fourth quarter of 2007. The decrease in the net interest margin is caused by assets repricing lower more quickly than liabilities as the general level of interest rates fall. This downward pressure on margins has been offset in part by a shift in the mix of assets as higher yielding loans replace investments. The Company expects that any future cuts in interest rates would likely exert similar pressures on the Company’s net interest margin.
Total assets increased by $53.9 million from December 31, 2007 to $675.6 million as of March 31, 2008. The 2008 increase reflected both sustained, local loan growth and an increase in the investment portfolio.
As of March 31, 2008, loans totaled $372.6 million, an increase of $14.5 million from December 31, 2007. The corporate loan portfolio increased by $7.7 million in the first quarter while the retail loan portfolio increased by $6.8 million over the same time period. As of March 31, 2008, non-performing loans equaled 0.27% of total loans while the allowance for loan losses, as a proportion of total loans, equaled 1.31% as compared to 0.43% and 1.34%, respectively, as of December 31, 2007. Non-performing assets totaled 0.24% and 0.24% of total assets as of March 31, 2008 and December 31, 2007, respectively.
Total deposits increased $8.3 million from December 31, 2007 and totaled $330.4 million as of March 31, 2008. The Bank’s focus on attracting and retaining core deposits has produced favorable results in 2008. Money market and savings accounts increased by $4.3 million during the first quarter of 2008 and certificates of deposit increased $4.4 million over the same time period. Brokered certificates of deposit totaled $5.5 million at March 31, 2008 and December 31, 2007. Total borrowed funds increased during the first quarter of 2008 by $43.7 million or 18.6% and totaled $279.0 million as of March 31, 2008. The increase in total borrowed funds was used to support balance sheet growth.
President and CEO Gerald T. Mulligan stated, “I am gratified by the continued growth in local deposits and loans during the quarter. Mindful of the current, unusual level of economic uncertainty, the Company has maintained its competitive posture and its tight control on credit quality and expenses. Even more gratifying than balance sheet growth is the Company’s low level of non-performing assets. Despite declines in residential sales activity and sales prices within the Bank’s market area, we have not seen signs that this softening in the real estate market is affecting the Bank’s loan portfolio. Lastly, I am hopeful that a period of stable interest rates will allow asset yields to stabilize while funding costs decline affording some relief of pressure on the net interest margin.”

The Company also announced today a quarterly cash dividend of $0.14 to be paid on May 22, 2008 to shareholders of record as of May 8, 2008. This dividend represents a 3.6% annualized dividend yield based on the closing stock price of $15.76 on March 31, 2008.
Under the previously approved common stock repurchase program, the Company has repurchased 136,976 shares, or approximately 3% of the Company’s outstanding common stock at an average cost of $16.15 per share. The timing and amount of future stock repurchases will depend upon market conditions, securities law limitations and other corporate considerations; the Company has not placed any time limit on the repurchase program.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire. The Bank is in the process of obtaining regulatory approvals to establish a new branch in Derry, New Hampshire and expects to open in the latter part of 2008.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended

(For the periods ending)	March 31, 2008	Dec. 31, 2007	March 31, 2007

Performance ratios (annualized):
Efficiency ratio	64.39%	65.84%	69.23%
Return on average assets	0.57%	0.70%	0.57%
Return on average stockholders equity	6.03%	7.29%	5.35%
Net interest margin	2.52%	2.58%	2.88%
Interest rate spread (int. bearing only)	2.06%	2.09%	2.30%

Dividends paid per share during period	$0.14	$0.14	$0.14

(At)	March 31, 2008	Dec. 31, 2007	March 31, 2007

Capital Ratio:
Stockholders equity to total assets	9.13%	9.70%	10.58%
Leverage ratio	9.30%	9.72%	11.02%
Risk Based Capital Ratio:
Tier one	12.66%	13.45%	15.03%
Total risk based	13.70%	14.53%	16.12%
Asset Quality:
Allowance for loan losses as a percent of total loans	1.31%	1.34%	1.42%
Non-performing loans as a percent of total loans	0.27%	0.43%	0.03%
Non-performing assets as a percent of total assets	0.24%	0.24%	0.02%
Per Share Data:
Book value per share	$13.79	$13.35	$12.87
Tangible book value per share (excludes accumulated other comp. income or loss)	$13.30	$13.26	$13.07
Market value per share	$15.76	$16.00	$16.45

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	March 31, 2008	Dec. 31, 2007	March 31, 2007

Retail loans	$110,622	$103,796	$91,291
Corporate loans	261,993	254,317	216,425

Total loans	372,615	358,113	307,716

Allowance for loan losses	(4,874)	(4,810)	(4,366)

Investments available for sale	264,240	230,596	213,942
FHLB stock	11,570	10,185	9,981

Total investments	275,810	240,781	223,923
Federal funds sold	5,256	56	14,938
Other assets	26,757	27,511	17,486

Total assets	$675,564	$621,651	$559,697

Deposits	$330,364	$322,083	$307,620
Borrowed funds	279,016	235,351	189,246
Other liabilities	4,513	3,919	3,592

Total liabilities	613,893	561,353	500,458

Common stock	447	452	460
Additional paid-in capital	59,670	60,382	61,674
Retained earnings (loss)	(646)	(934)	(1,970)
Accumulated other comprehensive income (loss)	2,200	398	(925)

Total stockholders’ equity	61,671	60,298	59,239

Total liabilities and stockholders’ equity	$675,564	$621,651	$559,697

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended

(For the period ended)	March 31, 2008	Dec. 31, 2007	March 31, 2007

Interest income	$9,282	$9,304	$8,093
Interest expense	5,393	5,432	4,319

Net interest income	3,889	3,872	3,774
Provision for loan losses	105	180	60

Net interest income after provision for loan losses	3,784	3,692	3,714
Gains on pension plan termination	—	405	—
Other non-interest income	494	566	354
Salary & employee benefits expense	1,640	1,739	1,764
Other non-interest expense	1,182	1,183	1,094

Total non-interest expense	2,822	2,922	2,858
Net income before income tax expense	1,456	1,741	1,210
Income tax expense	540	651	446

Net income	$916	$1,090	$764

Basic earnings per share	$0.20	$0.24	$0.17
Diluted earnings per share	$0.20	$0.24	$0.17

End of period shares outstanding	4,471,941	4,516,561	4,601,617

Average shares outstanding:
Basic	4,493,523	4,527,750	4,598,128
Diluted	4,518,548	4,553,121	4,628,825